Exhibit 99.3
GENERAL CABLE CORPORATION
Offer to Pay a Cash Premium Upon Conversion of
Any and All of its Outstanding Shares of
5.75% Series A Redeemable Convertible Preferred Stock
(CUSIP Nos. 369300207 and 369300306)
into Shares of Common Stock
Dated November 9, 2005
This Conversion Offer will expire at 5:00 p.m., New York City time, on Friday, December 9, 2005, unless extended or earlier terminated (such date, as the same may be extended or earlier terminated, the “Expiration Date”). Holders of shares of Preferred Stock (as defined below) must surrender their shares of Preferred Stock for conversion on or prior to the Expiration Date to receive the Conversion Consideration (as defined below).
November 9, 2005
To Our Clients:
      Enclosed for your consideration is a Conversion Offer Prospectus, dated November 9, 2005 (the “Conversion Offer Prospectus”), and a Letter of Transmittal (the “Letter of Transmittal” and, together with the Conversion Offer Prospectus, the “Conversion Offer Documents”) relating to the offer (the “Conversion Offer”) by General Cable Corporation, a Delaware corporation (the “Company”), to pay a cash premium upon the conversion of any and all of the outstanding shares of its 5.75% Series A Redeemable Convertible Preferred Stock, liquidation preference $50.00 per share (the “Preferred Stock”), into shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Letter of Transmittal.
      The consideration offered for each share of Preferred Stock converted pursuant to the Conversion Offer shall be an amount, payable in cash, equal to $7.88 per share of Preferred Stock validly surrendered for conversion, subject to adjustment, plus an amount in cash equivalent to the accrued, unpaid and accumulated dividends thereon from and after the last dividend payment date prior to the Expiration Date, which dividend payment date will be November 24, 2005, up to, but not including the Settlement Date, as defined below (the “Conversion Consideration”), as more fully described in the Conversion Offer Documents. Holders that validly surrender their Preferred Stock for conversion will receive the Conversion Consideration in addition to the shares of Common Stock issuable upon conversion pursuant to the conversion terms of the Preferred Stock. Each share of Preferred Stock is convertible into 4.998 shares of Common Stock, subject to adjustment, which is equivalent to a conversion price of $10.004 per share. The Company is not required to issue fractional shares of Common Stock upon conversion of the Preferred Stock. Instead, the Company will pay a cash adjustment for such fractional shares based upon the market price of the Common Stock on the second business day before the Settlement Date. The “Settlement Date” in respect of any shares of Preferred Stock that are validly surrendered for conversion is expected to be promptly following the Expiration Date. Holders surrendering their shares of Preferred Stock for conversion after 5:00 p.m., New York City time, on the Expiration Date will not be eligible to receive the Conversion Consideration.
      The Conversion Offer Documents and the other materials relating to the Conversion Offer are being forwarded to you as the beneficial owner of Preferred Stock carried by us for your account or benefit but not registered in your name. Any surrender of Preferred Stock for conversion may only be made by or through us and pursuant to your instructions. Therefore, the Company urges beneficial owners of Preferred Stock registered or held in the name of a broker, dealer, commercial bank, trust company or other nominee (or registered in the name of The Depository Trust Company (“DTC”) but credited to the account of such broker, dealer, commercial bank, trust company or other nominee that is a DTC participant) to contact such registered Holder or broker, dealer, commercial bank, trust company or other nominee promptly if they wish to surrender shares of Preferred Stock for conversion pursuant to the Conversion Offer.
      Accordingly, we request instructions as to whether you wish us to surrender your shares of Preferred Stock for conversion with respect to any or all of the Preferred Stock held by or through us for your account. Please so instruct us by completing, executing and returning to us the instruction form set forth below. If you authorize us to surrender your Preferred Stock for conversion, all such Preferred Stock will be surrendered, unless otherwise specified below. We urge you to read carefully the Conversion Offer Documents and the other materials provided herewith before instructing us to surrender your Preferred Stock for conversion.
      Your instructions to us should be forwarded to us sufficiently in advance of the Expiration Date to permit us to surrender your Preferred Stock on your behalf and to ensure receipt by the Conversion Agent of the Letter of Transmittal and other required documents by the Expiration Date. The Conversion Offer will expire at 5:00 p.m., New York City time, on Friday, December 9, 2005, unless extended or earlier terminated. Holders must surrender their Preferred Stock for conversion prior to 5:00 p.m., New York City time, on the Expiration Date to receive the Conversion Consideration.
      Shares of Preferred Stock surrendered for conversion may be validly withdrawn at any time up until 5:00 p.m., New York City time, on the Expiration Date. In addition, shares of Preferred Stock surrendered for conversion may be validly withdrawn if the shares of Preferred Stock have not been accepted after the expiration of 40 business days from November 9, 2005. In the event of a termination of the Conversion Offer, the shares of Preferred Stock surrendered for conversion pursuant to the Conversion Offer will be promptly returned to the surrendering Holders.
      Your attention is directed to the following:
      1. If you desire to surrender shares of Preferred Stock that you beneficially own for conversion pursuant to the Conversion Offer and receive the Conversion Consideration, we must receive your instructions in ample time to permit us to surrender your Preferred Stock for conversion on your behalf on or prior to 5:00 p.m., New York City time, on the Expiration Date.
      2. Notwithstanding any other provision of the Conversion Offer, the Company’s obligation to accept shares of Preferred Stock surrendered for conversion, and to pay the related Conversion Consideration is subject to, and conditioned upon, the satisfaction of or, where applicable, the Company’s waiver of, the following:

•	an amendment to the Company’s existing senior secured credit facility to permit the Company to effect the Conversion Offer;

•	the receipt by the Company before 5:00 p.m., New York City time, on the Expiration Date of net borrowings from the Company’s senior secured credit facility on terms and conditions satisfactory to the Company, sufficient to pay all of the Conversion Consideration due in connection with the Conversion Offer, and all costs and expenses related thereto; and

•	the general conditions described in the section of the Conversion Offer Prospectus entitled “The Conversion Offer — Conditions to the Conversion Offer — General Conditions.”
      The Company reserves the right, in its sole discretion, to waive any one or more of the conditions to the Conversion Offer at any time as set forth in the Conversion Offer Prospectus under the caption “The Conversion Offer — Conditions to the Conversion Offer.”
      3. Any transfer taxes incident to the transfer of shares of Preferred Stock from the surrendering Holder to the Company will be paid by the Company, except as provided in the Conversion Offer Documents. If you wish to have us surrender for conversion any or all of your shares of Preferred Stock held by or through us for your account or benefit, please so instruct us by completing, executing and returning to us the instruction form that appears below. The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to surrender for conversion shares of Preferred Stock registered in the name of DTC and credited to our account or the account of our nominee as a DTC participant.
IMPORTANT
      The Letter of Transmittal (or a facsimile thereof), together with any shares of Preferred Stock surrendered for conversion and all other required documents must be received by the Conversion Agent at or prior to 5:00 p.m., New York City time, on the Expiration Date in order for Holders to receive the Conversion Consideration.
      Alternatively, DTC participants may, in lieu of physically completing and signing the Letter of Transmittal and delivering it to the Conversion Agent, electronically accept the Conversion Offer and surrender the shares of Preferred Stock for conversion through DTC’s Automated Tender Offer Program (“ATOP”) as set forth under “The Conversion Offer — Procedures for Surrendering Shares of Series A Preferred Stock for Conversion” in the Conversion Offer Prospectus. Holders surrendering their shares of Preferred Stock for conversion by book-entry transfer to the Conversion Agent’s account at DTC can execute the surrender through ATOP, for which the transaction will be eligible. DTC participants that are accepting the Conversion Offer must transmit their acceptance to DTC which will verify the acceptance and execute a book-entry delivery to the Conversion Agent’s account at DTC. DTC will then send an Agent’s Message to the Conversion Agent for its acceptance. Delivery of the Agent’s Message by DTC will satisfy the terms of the Conversion Offer as to execution and delivery of a Letter of Transmittal by the participant identified in the Agent’s Message.

INSTRUCTIONS
— TO BE COMPLETED BY CLIENT —
      The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Conversion Offer of the Company.*
      This will instruct you to surrender for conversion the number of shares of Preferred Stock indicated below held by you for the account or benefit of the undersigned pursuant to the terms of and conditions set forth in the Conversion Offer Documents.
     Aggregate Number of Shares of 5.75% Series A Redeemable Convertible Preferred Stock beneficially owned which are being surrendered for conversion*:

Signature(s):

Name(s) (Please Print):

Address:

Zip Code:

Area Code and Telephone No.:

Tax Identification or Social Security No.:

My Account Number With You:

Date:

*	If no aggregate number of shares of Preferred Stock is provided and this Instruction Form is signed in the space provided below, we are authorized to surrender for conversion the entire number of such shares in which we hold an interest through DTC for your account.

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